Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (hereafter “Agreement”) is entered into among Henry Nothhaft (the “Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”), effective as of May 11, 2011 (the “Effective Date”).

WHEREAS, Executive is employed by the Company pursuant to an offer letter dated August 5, 2008 (the “Letter Agreement”);

WHEREAS, Executive signed an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on August 5, 2008 (the “Confidentiality Agreement”);

WHEREAS, the Company and Executive entered into various equity award agreements in accordance with the terms of the equity plans pursuant to which such equity awards were issued (collectively the “Equity Award Agreements”), which Equity Award Agreements and the outstanding equity awards thereunder are described on Exhibit A attached hereto;

WHEREAS, the Company and Executive entered into a Severance Agreement dated August 3, 2009, and a Change in Control Severance Agreement dated August 5, 2008, as amended (collectively, the “Severance Agreements”);

WHEREAS, Executive entered into (a) an Indemnification Agreement dated May 20, 2004, with Tessera Technologies, Inc., and (b) an Indemnification Agreement dated May 20, 2004, with Tessera, Inc., which provide for the indemnification of Executive and the advancement of expenses, among other things (collectively, the “Indemnification Agreements”);

WHEREAS, Executive is further entitled to indemnification and the advancement of expenses pursuant to the Company’s certificate of incorporation and bylaws, as currently in effect (the “Organizational Documents”) and is a named beneficiary and indemnitee under various insurance policies, including the Company’s director and officer insurance policy (the “Insurance Policies”);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company will terminate effective as of May 11, 2011 (the “Employment Termination Date”);

WHEREAS, Executive and the Company have agreed that Executive’s service as Chairman and a member of the Board of Directors (“Board”) will terminate effective as of May 20, 2011 (the “Board Termination Date”);

WHEREAS, the Company desires to retain Executive to provide consulting services to the Company following the Employment Termination Date and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company hereby agree as follows:

1. Term of Services.

(a) Termination of Employment and Board Service. The Parties acknowledge that the Employment Termination Date will constitute Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto. Effective as of the Employment Termination Date, Executive hereby resigns his employment with the Company and all officer positions he holds with the Company or any subsidiary. In addition, effective as of the Board Termination Date, Executive hereby resigns from his position as Chairman of the Board and as a member of the Board.

(b) Consulting Period. During the period (i) commencing on the Employment Termination Date and (ii) ending on May 11, 2013, unless terminated earlier pursuant to this Agreement (such period, the “Consulting Period”), Executive shall provide consulting services to the Company. The date on which the Consulting Period ends shall be referred to herein as the “Consulting Termination Date.” Executive’s consulting services pursuant to this Section 1(b) shall automatically terminate on May 11, 2013, unless terminated earlier pursuant to this Agreement. Executive may terminate the Consulting Period (and his obligation to provide consulting services), with or without cause, upon delivery of written notice to the Company; provided, however, that if Executive terminates the consulting arrangement specified herein prior to May 11, 2013, for any reason (other than for Good Reason (as defined below) or as a result of Executive’s death or Disability (as defined below)), he shall forfeit any rights to further compensation pursuant to Sections 3, 4 or 5 of this Agreement. The Consulting Period may be extended upon mutual written agreement of Executive and the Chief Executive Officer of the Company, provided that any such extension specifically provides that it is intended to amend this Section 1(b). “Good Reason” shall mean any action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement without Executive’s written consent. “Disability” means Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive dates because of a physical or mental impairment.

2. Scope of Services During Consulting Period.

(a) During the Consulting Period, Executive shall devote such percentage of his business time and effort to the performance of his services hereunder as shall be reasonably requested or directed from time to time by the Chief Executive Officer of the Company and shall provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise, including Executive’s efforts to advance developments in U.S. intellectual property law that protect entrepreneurs and those entities that are primarily responsible for job creation in the U.S. economy, including the marketing and promotion of Executive’s book Great Again – Revitalizing America’s Entrepreneurial Leadership (Harvard Business Press) (“Great Again”), and otherwise, not to exceed in the aggregate eighty (80) hours in any thirty (30) day period. Executive’s advice shall be of an advisory nature and the Company shall not have any obligation to follow such advice. Executive agrees to perform the consulting services and any other obligations or activities hereunder in accordance with (x) the terms of this Agreement, (y) all applicable laws, and (z) all Company policies and procedures provided to Executive in connection with Executive’s performance under this Agreement. Except as otherwise provided in this Agreement, the foregoing shall in no way limit or restrict Executive’s ability to speak freely with respect to the subject matter of his book, Great Again.

(b) Executive generally shall be available to provide services under this Agreement during normal business hours (“normal business hours” being 9:00 a.m. to 5:00 p.m. Pacific Time on any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by law or other governmental action to close). Executive shall make himself available to and shall perform his consulting services reasonably following the request by Company but at such particular times and places and using such methods as Executive determines. Executive shall fulfill his responsibilities under this Agreement by providing such services by telephone and e-mail, as Executive may reasonably determine. The Company shall reasonably accommodate Executive’s schedule when requesting Executive’s assistance pursuant to this Section 2(b). During the Consulting Period, Executive shall be entitled to the continued use of his current laptop computer and such technical and administrative support as are reasonably required to perform his obligations under this Agreement. As a consultant, Executive shall not be an “executive officer” of the Company, and the Company shall prepare all public filings and reports accordingly.

(c) In order to avoid any actual or perceived conflict of interest during the Consulting Period, Executive agrees that, during the Consulting Period, he will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be involved as an officer, director, employee, consultant, independent contractor, limited or general partner, member, shareholder, joint venturer, advisor, or otherwise of, any profit or nonprofit business or organization which competes with the business of the Company as conducted on the Effective Date (the “Company Business”). The foregoing limitation will not prohibit Executive from (i) owning any publicly traded business or any private business where his interest is passive or less than five percent, (ii) participating in any business or organization that derives less than five percent (5%) of its revenues from a business that competes with the Company Business, provided that Executive’s services or involvement does not relate to that portion of the business or organization’s operations that compete with the Company Business, or (iii) publicly speaking, marketing, and promoting Executive’s book, Great Again.

3. Compensation.

(a) Compensation During Consulting Period. During the Consulting Period, Executive shall be entitled to the following compensation and benefits from the Company:

(i) During the first eleven (11) months of the Consulting Period, Executive shall receive no consulting fees under this Agreement. During the final thirteen (13) months of the Consulting Period – i.e., months twelve (12) through twenty-four (24) – Consultant shall be entitled to receive $37,692.31 per month, payable monthly in arrears.

(ii) Executive acknowledges that, following the Employment Termination Date, Executive shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires Executive to be an employee of the Company.

(b) Expenses.

(i) During the Consulting Period, the Company shall reimburse Executive for reasonable and properly documented business expenses incurred in connection with the performance of his services hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(ii) The Company shall reimburse Executive for all of Executive’s reasonable, properly documented out-of-pocket business expenses incurred on or prior to September 30, 2011, in connection with the promotion and marketing of Great Again in accordance with the Company’s budget relating thereto as in effect on the Effective Date.

(iii) The Company shall reimburse Executive’s reasonable and customary attorney’s fees incurred in connection with the preparation of this Agreement, in an amount not to exceed $15,000.00.

(iv) Any amounts payable under this Section 3(b) shall be made as promptly as is reasonably practicable, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv), and paid no later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3(b) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

4. Employment Termination Payments. Executive shall be entitled to receive benefits upon the Employment Termination Date as set forth in this Section 4:

(a) Exclusive Termination Benefits. Executive acknowledges that he is not entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

(b) Cash Severance. Within seven (7) days of the Release Effective Date (as defined below), the Company shall pay to Executive a severance payment of $830,000.00, less all applicable taxes and other authorized withholding.

(c) COBRA. For a period of twenty-four (24) months following the Employment Termination Date, or until Executive has secured other employment offering substantially similar medical benefit coverage, whichever occurs first (the “Coverage Period”), the Company shall (i) reimburse Executive for the payments Executive makes for coverage for Executive and his eligible dependents who were covered under the Company’s group health plans immediately prior to the Employment Termination Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided Executive timely elects and pays for continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA (“COBRA Reimbursements”), or (ii) for any portion of the Coverage Period in which Executive and his eligible dependents are not eligible for COBRA due to the expiration of Executive’s eligibility for COBRA coverage, reimburse Executive for the monthly premiums for continued healthcare coverage under an individual policy covering Executive and his eligible dependents (which monthly reimbursement shall not exceed the amount of Executive’s COBRA premium as of the Employment Termination Date). The foregoing reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA or other healthcare coverage, with such reimbursement occurring within thirty (30) days of Executive’s submission of said documentation. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing reimbursements in a manner that is exempt from Section 409A of the Code or without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, the Company shall instead pay to Executive an amount equal to the monthly COBRA premium for Executive and his eligible dependents as of the Employment Termination Date in monthly installments over the Coverage Period (or the remaining portion thereof).

(d) Equity. The Parties acknowledge and agree that following the Employment Termination Date, Executive’s unvested equity awards will no longer vest under the existing vesting schedules set forth in the Equity Award Agreements and will instead vest as described in this paragraph. Upon the Release Effective Date, the vesting of each of Executive’s outstanding equity awards (the “Equity Awards”) (other than awards the vesting of which is solely performance-based (the “Performance Awards”), which Performance Awards are set forth on Schedule A attached hereto) will accelerate vesting and exercisability by the amount that would have vested under the original vesting schedules during the period commencing on the first anniversary of the Employment Termination Date and ending on the second anniversary of the Employment Termination Date had the Executive continued to provide services during such period, and the vesting of the Performance Awards shall accelerate as set forth on Schedule A. If Executive continues to perform the Consulting Services pursuant to this Agreement through May 11, 2012, each of Executive’s outstanding Equity Awards (other than Performance Awards) will continue to vest in accordance with their original vesting schedules during the period commencing on the Employment Termination Date and ending on the first anniversary of the Employment Termination Date. The exercise of Executive’s vested Equity Awards shall continue to be governed by the terms and conditions of the Equity Award Agreements; provided, that all such Equity Awards, including the Performance Awards, shall survive the Employment Termination Date and remain exercisable for not less than ninety (90) days following the second anniversary of the Employment Termination Date. Executive acknowledges that he is not entitled to any additional grant of equity awards.

(e) Benefits. Executive’s health insurance benefits shall cease on the last day of May 2011, subject to Executive’s right to continue his health insurance under COBRA and to reimbursement for COBRA premiums pursuant to Section 4(c) above. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, shall cease as of the Employment Termination Date.

(f) Payment of Salary and Receipt of All Benefits. On the Employment Termination Date, the Company shall pay Executive all accrued wages through the Employment Termination Date, including accrued, unused vacation and any other benefits owed to the Executive. Executive shall submit all business expenses incurred by him no later than the Employment Termination Date, in accordance with the Company’s travel and expense policies. The Company shall promptly reimburse Executive for all reasonable and properly documented business expenses that are submitted by him in accordance with the Company’s policies and this section. Subject to the terms of this Agreement, Executive acknowledges and agrees that with his final check, and the expense reimbursements described above, and other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

(g) General Release of Claims by Executive. Executive’s right to receive any of the payments or other compensation to be made to Executive pursuant to Section 3 and this Section 4 shall be contingent on Executive providing to the Company a full and complete general release in the form attached hereto as Exhibit B (the “Release”) within twenty-one (21) days following the Employment Termination Date and Executive’s failure to revoke such Release within the time period provided therein. The date on which the Release becomes effective shall be considered the “Release Effective Date.”

5. Consulting Termination Payments. If the Consulting Period terminates prior to May 11, 2013, as a result of (a) the Company’s termination of the Consulting Period, (b) Executive’s termination of the Consulting Period for Good Reason, or (c) Executive’s death or Disability, then, in each case, (x) the Executive shall be entitled to receive a lump sum payment equal to the remaining unpaid consulting fee pursuant to Section 3(a)(i) above as if Executive had remained a consultant during the entire Consulting Period, plus (y) all Equity Awards which otherwise would have vested on or prior to May 11, 2013 pursuant to Section 4(d) shall accelerate and vest in full to the extent they otherwise would have vested had such termination not transpired (the “Severance Payment”), less any applicable tax withholding, in exchange for and conditioned upon the Executive’s execution of a Supplemental Release, the form of which is attached hereto as Exhibit C (the “Supplemental Release”). The Severance Payment shall be conditioned on the Executive’s Supplemental Release becoming effective and irrevocable no later than thirty (30) days following the Consulting Termination Date. The date on which the Supplemental Release becomes effective shall be considered the “Supplemental Release Effective Date.” The cash portion of the Severance Payment will be paid in a lump sum within seven (7) days following the Supplemental Release Effective Date, less any applicable tax withholding, and the accelerated vesting portion of the Severance Payment shall be effective on the Supplemental Release Effective Date.

6. Representations, Warranties and Covenants.

(a) Executive represents and warrants that:

(i) He has carefully read and fully understands all of the provisions of this Agreement;

(ii) During the course of his employment, he is not aware of any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(iii) He has not initiated, and has no present intent of initiating, any adversarial proceedings of any kind against the Company or against any other person or entity released by Executive pursuant to the Release or the Supplemental Release, nor will he do so in the future, except as may be required to enforce the terms of this Agreement, or as are otherwise consistent with the proviso concerning non-waivable claims set forth in the Release and the Supplemental Release. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Executive’s behalf, either individually, or as part of any collective action; and

(iv) As a matter of fact, Executive’s age played no part in any of the Company’s decisions or actions affecting Executive.

(b) The Company represents and warrants that:

(i) To the best knowledge of the Company, the Company is not aware of any claim it or its shareholders may have against Executive as a result of his service as a director and an officer of the Company; and

(ii) The Company has not initiated, and has no present intention of initiating, any adversarial proceedings of any kind against Executive.

7. Publicity; Non-disparagement. If the Company issues any press release or Current Report on Form 8-K regarding Executive’s departure from the Company, the Company shall allow Executive to review and approve the content of such release or Current Report in advance. Executive agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, executives or business. The Company agrees that neither its current or subsequent directors nor its current or subsequent officers shall disparage or otherwise communicate negative statements or opinions about Executive, regardless of the veracity of such statements or opinions. Nothing in this provision shall be construed to prevent any party from giving truthful testimony pursuant to a valid subpoena or other judicial process.

8. Cooperation. Executive agrees, subject to the Company and Executive agreeing to reasonable compensation and expense reimbursement terms mutually satisfactory to Executive and the Company, to cooperate fully with the Company (including its Board and any committees of the Board) and its counsel or accountants in any financial audits or internal investigation involving securities, financial or accounting matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding, including arbitration, arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company.

9. Confidential Information; Return of Company Property.

(a) Executive hereby expressly confirms his continuing obligations to the Company pursuant to the Confidentiality Agreement.

(b) On the Employment Termination Date, Executive shall return to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives, other than such items as are necessary for the provision of his services hereunder during the Consulting Period.

(c) On the Employment Termination Date, Executive shall return to the Company all equipment of the Company in his possession or control, other than such items as are necessary for the provision of his services hereunder during the Consulting Period.

(d) Upon the request of the Company, Executive shall deliver to the Company a signed statement certifying compliance with this Section 9 prior to the receipt of any post-termination benefits described in this Agreement.

10. Assignment of Rights. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, the Ownership Acknowledgement Agreement, date May 17, 2010, or any other agreement or understanding between the Company and Executive, the Company hereby perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to Executive, all of the Company’s right, title, and interest in and to the book, Great Again. The Company further perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to Company and its successors and assigns all claims for past, present and future infringement or misappropriation of the intellectual property rights included in, related to or derived from Great Again, including all rights to royalties or other profit related thereto and the right to sue for and to receive and recover all profits and damages accruing therefrom; provided, however, that the Company shall retain the right to receive all such royalties or other profits until such time as the Company has received royalties or other profits of $140,000 in the aggregate. The Company hereby waives and agrees not to enforce all moral rights and all personality rights that the Company may have in the book and waives any right to reimbursement or collection of any funds paid or advanced to Executive, directly or indirectly, in connection with the creation, publication or marketing of the book.

11. Taxes. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. During the Consulting Period, Executive shall be solely responsible for taxes required to be paid with respect to his performance of services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items. Executive acknowledges that the payments and benefits provided in this Agreement may have tax ramifications to him. The Company has provided no tax or other advice to Executive on such matters and Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences he may face.

12. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Agreement shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

13. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:	Tessera Technologies, Inc
3025 Orchard Parkway
San Jose, CA 95134
Phone: 408-321-6000
Fax: 408-321-2905
Attn: H. Thomas Blanco,
Senior Vice President and Chief Administration Officer

(b)	If to Executive:	Henry Nothhaft
[address redacted]

14. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the Parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

15. Understanding and Authority. The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

16. Integration Clause. This Agreement, together with all documents referenced herein, contains the entire agreement of the Parties with regard to the separation of Executive’s employment, and supersedes and replaces any prior agreements as to that matter, including, without limitation, the Letter Agreement and the Severance Agreements, each between the Company and Executive; provided, that this Agreement shall not supersede or replace the Indemnification Agreements, the Insurance Policies, or the Organizational Documents, nor shall it supersede or replace the Equity Awards or the Performance Awards, except to the extent expressly provided herein. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

17. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

18. Section 409A of the Code. The provisions of this Agreement and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and other payments and benefits to be provided will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (as determined by the Company in accordance with Treasury Regulation Section 1.409A-3(i)(2)) as of the date that Executive incurs a separation from service and if any payment or benefit under this Agreement cannot be paid or provided in a manner otherwise provided without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first six (6) months following the Executive’s separation from service shall be paid to Executive in a cash lump sum payment on the first day of the seventh month following Executive’s separation from service. No severance payments or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that are considered deferred compensation under Section 409A will be paid or provided under Executive has a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (as each may be amended or promulgated from time to time).

19. Indemnification. Notwithstanding Executive’s termination as a member of the Board and an employee and officer of the Company or any provision of this Agreement, Executive and the Company acknowledge and agree that this Agreement shall not eliminate, limit or modify any contractual, common law or statutory duty or obligation by the Company to indemnify Executive from third party claims arising out of his employment or Board membership, including, without limitation, the Indemnification Agreements and the Organizational Documents; nor shall it eliminate, limit or modify, any rights he may have independent of this Agreement under any of the Company’s insurance policies based on his employment with the Company, including, without limitation, the Insurance Policies.

20. Benefit. All obligations under this Agreement shall be binding upon the heirs, executors, administrators, or other legal representatives or assigns of the Parties. The Company shall take all reasonable steps to ensure that any successor entity or acquirer of the Company is bound by and agrees to abide by and comply with the obligations of the Company set forth in this Agreement.

21. RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

The Parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Executive		TESSERA TECHNOLOGIES, INC.

/s/ Henry R. Nothhaft		By:	/s/ Michael Anthofer
Henry R. Nothhaft		Name:	Michael Anthofer
		Title:	Executive Vice President and Chief
Financial Officer

Date: May 11, 2011	Date:	May 11, 2011

TESSERA, INC.

		By:	/s/ Michael Anthofer
		Name:	Michael Anthofer
		Title:	Executive Vice President and Chief
Financial Officer

		Date:	May 11, 2011

[SIGNATURE PAGE TO SEPARATION AND CONSULTING AGREEMENT]

EXHIBIT A

EQUITY AWARD AGREEMENTS AND EQUITY AWARDS

[Attached]

EXHIBIT A TESSERA TECHNOLOGIES, INC. CONFIDENTIAL
PERSONNEL SUMMARY FOR HENRY R. NOTHHAFT AS OF 5/11/2011

Name	ID		Grant Number		Grant Date	Plan/Type	Shares	Price	Exercised/ Released	Vested	Cancelled	Unvested	Outstanding/ Unreleased	Exercisable/ Releasable
Nothhaft, Henry R.	[redacted	]	[redacted	]	5/20/2004	03B/NQ	40,000	$17.840000	40,000	40,000	0	0	0	0
					5/19/2005	03B/NQ	10,000	$29.130000	0	10,000	0	0	10,000	10,000
					5/18/2006	03B/NQ	3,000	$28.200000	0	3,000	0	0	3,000	3,000
					3/28/2008	03B/NQ	21,887	$21.930000	0	21,887	0	0	21,887	21,887
					8/19/2009	03B/NQ	90,000	$26.160000	0	37,500	0	52,500	90,000	37,500
					8/4/2008	03B/NQ	375,000	$18.890000	0	257,813	0	117,187	375,000	257,813
					5/15/2008	03B/NQ	3,797	$19.750000	0	3,797	0	0	3,797	3,797
					5/17/2007	03B/NQ	3,000	$44.270000	0	3,000	0	0	3,000	3,000
					8/18/2010	03B/NQ	90,000	$16.020000	0	15,000	0	75,000	90,000	15,000

Type: NQ							636,684		40,000	391,997	0	244,687	596,684	351,997

Nothhaft, Henry R.					5/17/2007	03B/RSA	3,000	$0.001000	3,000	3,000	0	0	0	0
					5/18/2006	03B/RSA	3,000	$0.000000	3,000	3,000	0	0	0	0
					3/28/2008	03B/RSA	16,415	$0.001000	16,415	16,415	0	0	0	0
					5/15/2008	03B/RSA	1,898	$0.001000	1,898	1,898	0	0	0	0

Type: RSA							24,313		24,313	24,313	0	0	0	0

Nothhaft, Henry R.					8/4/2008	03B/RSU	40,000	$0.001000	20,000	20,000	0	20,000	20,000	0
					8/19/2009	03B/RSU	45,000	$0.001000	11,250	11,250	0	33,750	33,750	0
					8/18/2010	03B/RSU	50,000	$0.001000	0	0	0	50,000	50,000	0

Type: RSU							135,000		31,250	31,250	0	103,750	103,750	0

					T O T A L S		795,997		95,563	447,560	0	348,437	700,434	351,997

EXHIBIT B

RELEASE

This General Release of Claims (“Release”) is entered into as of this     day of             , 2011, among Henry Nothhaft (“Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Separation and Consulting Agreement dated as of May 11, 2011 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 4 of the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. In consideration of the benefits received under the Agreement, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and employee benefit plans in which Executive is or has been a participant by virtue of his employment or Board membership with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to Employment Termination Date (as defined in the Agreement), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment or Board membership by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights

Act, the California Labor Code and similar state or local statutes, ordinances, and regulations. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a) Claims for: (i) indemnity pursuant to California law (including but not limited to Cal. Labor Code Section 2802), (ii) indemnity pursuant to written indemnification agreements which have been entered into between Executive and the Company and any of its affiliates, (iii) coverage under any of the Company’s insurance policies for third party claims based on Executive’s employment with the Company, or (iv) the or the Company’s certificate of incorporation or its by-laws;

(b) The right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination, or any claim that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(c) Any claims arising from or related to the Company’s executory obligations under the Agreement; and

(d) Any other claims that cannot be released by private agreement.

2. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:

(a) He has a right to consult with an attorney before accepting this offer;

(b) He has twenty-one (21) days from the date this offer is received to consider this offer;

(c) He has seven (7) days after accepting this offer to revoke his acceptance in writing, addressed and delivered no later than the expiration of the seventh day to H. Thomas Blanco, Senior Vice President and Chief Administrative Officer, and his acceptance will not be effective until that revocation period has expired;

(d) He is, through this Release, releasing the Company and its officers, agents, directors, supervisors, executives, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims she may have against the Company or such individuals; and

(e) He understands that rights or claims under the ADEA that may arise after the date this Agreement is signed are not waived.

4. Reaffirmation by Executive. Each Party hereby reaffirms the representations and warranties contained in Section 6 of the Agreement as of the date hereof.

5. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Release shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

6. Entire Agreement; Amendment. This Release and the Agreement contain the entire agreement of the parties with regard to the subject matter hereof and thereof, and supersede and replace any prior agreements as to that matter. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

7. Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.

8. Expiration of Release. This Release is null and void if the Company has not received a copy executed by the Executive within twenty-one (21) days following the Employment Termination Date. This Release will become effective after it has been signed by all Parties and after the revocation period described in Section 3(c) above has expired without Executive’s revocation of this Release.

9. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees. Executive further acknowledges that: (a) he has read this Release; (b) he has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Release.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Release as of the date first written above.

Executive	TESSERA TECHNOLOGIES, INC.

By:
Henry Nothhaft	Name:
Title:

Date:	Date:

TESSERA, INC.

By:
Name:
Title:

Date:

EXHIBIT C

SUPPLEMENTAL RELEASE

This General Release of Claims (“Supplemental Release”) is entered into as of this     day of             , 201    , among Henry Nothhaft (“Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Separation and Consulting Agreement dated as of May 11, 2011 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 5 of the Agreement, subject to Executive’s execution of this Supplemental Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the Severance Payment (as defined in the Agreement) payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. Executive hereby verifies and confirms his renewed agreement to the terms of the Agreement, including but not limited to the release and waiver of any and all claims relating to his employment or Board membership with the Company delivered by Executive to the Company on             , 2011 (the “Original Release”), and further extends such Original Release to any Claims (as defined in the Original Release) that may have arisen after the date thereof through the date hereof, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a) Claims for: (i) indemnity pursuant to California law (including but not limited to Cal. Labor Code Section 2802), (ii) indemnity pursuant to written indemnification agreements which have been entered into between Executive and the Company and any of its affiliates, (iii) coverage under any of the Company’s insurance policies for third party claims based on Executive’s employment with the Company, or (iv) the or the Company’s certificate of incorporation or its by-laws;

(b) The right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination, or any claim that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(c) Any claims arising from or related to the Company’s executory obligations under the Agreement; and

(d) Any other claims that cannot be released by private agreement.

2. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:

(a) He has a right to consult with an attorney before accepting this offer;

(b) He has twenty-one (21) days from the date this offer is received to consider this offer;

(c) He has seven days after accepting this offer to revoke his acceptance in writing, addressed and delivered no later than the expiration of the seventh day to H. Thomas Blanco, Senior Vice President and Chief Administrative Officer, and his acceptance will not be effective until that revocation period has expired;

(d) He is, through this Supplemental Release, releasing the Company and its officers, agents, directors, supervisors, executives, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims she may have against the Company or such individuals; and

(e) He understands that rights or claims under the ADEA that may arise after the date this Supplemental Release is signed are not waived.

4. Return of Company Property. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with or service to the Company, or otherwise belonging to the Company.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the Severance Payment, the Company has paid or provided all consulting fees, salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6. Reaffirmation by Executive. Each Party hereby reaffirms the representations and warranties contained in Section 6 of the Agreement as of the date hereof.

7. Choice of Law. This Supplemental Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Supplemental Release shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

8. Entire Agreement; Amendment. This Supplemental Release, the Release and the Agreement contain the entire agreement of the parties with regard to the subject matter hereof and thereof, and supersede and replace any prior agreements as to that matter. This Supplemental Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

9. Counterparts. This Supplemental Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.

10. Expiration of Supplemental Release. This Supplemental Release is null and void if the Company has not received a copy executed by the Executive within two (2) weeks following the Consulting Termination Date (as defined in the Agreement). This Supplemental Release will become effective after it has been signed by all Parties and after the revocation period described in Section 3(c) above has expired without Executive’s revocation of this Release.

11. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees. Executive further acknowledges that: (a) he has read this Supplemental Release; (b) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Supplemental Release.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Supplemental Release as of the date first written above.

Executive	TESSERA TECHNOLOGIES, INC.

By:
Henry Nothhaft	Name:
Title:

Date:	Date:

TESSERA, INC.

By:
Name:
Title:

Date:

SCHEDULE A

PERFORMANCE AWARDS

Grant Number	Date of Grant	Number of Shares Subject to Performance Award Vested on Employment Termination Date	Number of Shares Subject to Performance Award to Vest on Release Effective Date
00003455	8/19/09	11,250	5,620
00003679	8/18/10	0	6,250